                                                    Filed pursuant to Rule 424B3
                                                     Registration No. 333-127556

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 26, 2005
(TO PROSPECTUS DATED AUGUST 26, 2005)

                                  $787,380,100

                               INDYMAC MBS, INC.
                                   DEPOSITOR

                       [INDYMAC BANK, F.S.B. LOGO OMITTED]
                          SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2005-AR21
                                    ISSUER

     This Supplement amends the prospectus supplement dated August 26, 2005, that has been issued with respect to the IndyMac INDX Mortgage Loan Trust
2005-AR21, Mortgage Pass-Through Certificates, Series 2005-AR21 (the
"CERTIFICATES"), as described below.

     o    The table on page S-3 of the prospectus supplement is amended and restated in its entirety:

                    S&P     MOODY'S
     CLASS        RATING    RATING                       TYPE
---------------  --------  --------   ------------------------------------------
  Class 1-A-1       AAA       Aaa     Senior/Variable Rate
  Class 2-A-1       AAA       Aaa     Senior/Variable Rate
  Class 3-A-1       AAA       Aaa     Senior/Variable Rate/Super Senior
  Class 3-A-2       AAA       Aaa     Senior/Variable Rate/Super Senior/Support
  Class 3-A-3       AAA       Aa1     Senior/Variable Rate/Support
  Class 4-A-1       AAA       Aaa     Senior/Variable Rate/Super Senior
  Class 4-A-2       AAA       Aaa     Senior/Variable Rate/Super Senior/Support
  Class 4-A-3       AAA       Aa1     Senior/Variable Rate/Support
  Class A-R         AAA       Aaa     Senior/Residual
  Class B-1         AA        Aa2     Subordinate/ Variable Rate
  Class B-2          A        A2      Subordinate/ Variable Rate
  Class B-3         BBB      Baa2     Subordinate/ Variable Rate

     o    The first paragraph on S-10 of the prospectus supplement is amended by adding the following after the third sentence:

     "However, any realized losses on the group 3 mortgage loans that would otherwise be allocated to the Class 3-A-1 and Class 3-A-2 Certificates will instead be allocated to the Class 3-A-3 Certificates until its class certificate balance is reduced to zero and, after the class certificate balance of the Class 3-A-3 Certificates is reduced to zero, any realized losses on the group 3 mortgage loans that would otherwise be allocated to the Class 3-A-1
Certificates will instead be allocated to the Class 3-A-2 Certificates until its class certificate balance is reduced to zero. Any realized losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 and
Class 4-A-2 Certificates will instead be allocated to the Class 4-A-3
Certificates until its class certificate balance is reduced to zero and, after the class certificate balance of the Class 4-A-3 Certificates is reduced to zero, any realized losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 Certificates will instead be allocated to the
Class 4-A-2 Certificates until its class certificate balance is reduced to zero.

     o    The first paragraph on S-10 of the prospectus supplement is amended by adding the following immediately prior to the last sentence:

     "Unlike realized losses, any excess losses on the mortgage loans in a loan group will be allocated pro rata among all classes of certificates (other than the Class P Certificates), including the Class 3-A-1, Class 3-A-2, Class 4-A-1 and Class 4-A-2 Certificates, without any reallocation of such excess losses."

(continued on next page)

                              MERRILL LYNCH & CO.
                                August 29, 2005

     o    The second sentence of the second paragraph on page S-41 of the prospectus supplement is hereby amended and restated in its entirety as follows:

     "The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6
Certificates will each evidence in the aggregate an initial beneficial ownership interest in the trust fund of approximately 2.45%, 1.40%, 0.80%,
0.70%, 0.50% and 0.40%, respectively."

     o    The second paragraph on page S-53 is hereby amended and restated in its entirety as follows:

     The approximate Original Applicable Credit Support Percentages for the
subordinated certificates on the date of issuance of the certificates are expected to be as follows:

               Class B-1 ...............................    6.25%
               Class B-2 ...............................    3.80%
               Class B-3 ...............................    2.40%
               Class B-4 ...............................    1.60%
               Class B-5 ...............................    0.90%
               Class B-6 ...............................    0.40%

     o    The first paragraph appearing under the heading "Allocation of Losses"
          on page S-53 of the prospectus supplement is hereby amended and restated in its entirety as follows:

     "On each Distribution Date, any Realized Loss on the Mortgage Loans, other than any Excess Loss, will be allocated first to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and then to the senior certificates in the related senior certificate group, pro rata, based upon their respective Class Certificate Balances, except that any Realized
Losses on the group 3 mortgage loans that would otherwise be allocated to the
Class 3-A-1 and Class 3-A-2 Certificates will instead be allocated to the Class
3-A-3 Certificates until its Class Certificate Balance is reduced to zero and, after the Class Certificate Balance of the Class 3-A-3 Certificates is reduced to zero, any Realized Losses on the group 3 mortgage loans that would otherwise be allocated to the Class 3-A-1 Certificates will instead be allocated to the
Class 3-A-2 Certificates until its Class Certificate Balance is reduced to zero. Any Realized Losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 and Class 4-A-2 Certificates will instead be allocated to the Class 4-A-3 Certificates until its Class Certificate Balance is reduced to zero and, after the Class Certificate Balance of the Class 4-A-3
Certificates is reduced to zero, any Realized Losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 Certificates will instead be allocated to the Class 4-A-2 Certificates until its Class
Certificate Balance is reduced to zero.

    o The following language is added to the end of the first bulleted clause on page S-54 of the prospectus supplement: "without any reallocation of
      Excess Losses,".

    o The following paragraph is added below the heading "Subordination" on page S-66 of the prospectus supplement:

     "Any Realized Losses on the group 3 mortgage loans that would otherwise be allocated to the Class 3-A-1 and Class 3-A-2 Certificates will instead be allocated to the Class 3-A-3 Certificates until its Class Certificate Balance is reduced to zero and, after the Class Certificate Balance of the Class 3-A-3
Certificates is reduced to zero, any Realized Losses on the group 3 mortgage loans that would otherwise be allocated to the Class 3-A-1 Certificates will instead be allocated to the Class 3-A-2 Certificates until its Class
Certificate Balance is reduced to zero. Any Realized Losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 and Class
4-A-2 Certificates will instead be allocated to the Class 4-A-3 Certificates until its Class Certificate Balance is reduced to zero and, after the Class
Certificate Balance of the Class 4-A-3 Certificates is reduced to zero, any
Realized Losses on the group 4 mortgage loans that would otherwise be allocated to the Class 4-A-1 Certificates will instead be allocated to the Class 4-A-2
Certificates until its Class Certificate Balance is reduced to zero."

     o    The first sentence of the first paragraph under the heading "Ratings"
          on page S-72 of the prospectus supplement is hereby amended and restated in its entirety as follows:

     It is a condition to the issuance of the senior certificates that they be rated AAA by Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
("S&P"). It is a condition to the issuance of the senior certificates (other than the Class 3-A-3 and Class 4-A-3 Certificates) that they be rated Aaa by
Moody's Investors Service, Inc. ("MOODY'S"). It is a condition to the issuance of the Class 3-A-3 and Class 4-A-3 Certificates that they be rated Aa1 by
Moody's.

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